UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0588680
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas 77042 (Address of principal executive offices, including ZIP code)
(713) 499-6200 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of  the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2008, the Compensation Committee of the Board of Directors of U.S. Concrete, Inc. (the “Committee”) approved increases in the annual salaries of Messrs. Michael W. Harlan (our President and Chief Executive Officer), Robert D. Hardy (our Executive Vice President and Chief Financial Officer), and Thomas J. Albanese (our Executive Vice President of Sales - Bay Area Region).  Effective April 1, 2008, Mr. Harlan’s annual base salary will increase to $500,000, Mr. Hardy’s annual base salary will increase to $350,000 and Mr. Albanese’s annual base salary will increase to $282,720.

The Committee also approved grants of restricted shares and nonqualified stock options to Messrs. Harlan and Hardy, and approved grants of restricted shares to Messrs. Thomas J. Albanese and William T. Albanese.  All grants of restricted shares and nonqualified stock options are effective as of February 15, 2008 and vest 25% per year over a four-year period. The nonqualified stock options have a strike price equal to the closing sales price of our common stock reported by the Nasdaq Global Select Market on the date of the grant.  Mr. Harlan was granted 30,000 shares of restricted stock and 25,000 nonqualified stock options, Mr. Hardy was granted 30,000 shares of restricted stock and 10,000 nonqualified stock options, Mr. Thomas J. Albanese was granted 20,000 shares of restricted stock and Mr. William T. Albanese was granted 10,000 shares of restricted stock.

Based on the Company’s 2007 performance, no bonus payments were made to the above named individuals under the 2007 U.S. Concrete Annual Salaried Team Member Incentive Plan, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: February 21, 2008	By:	/s/ Robert D. Hardy
Robert D. Hardy
Executive Vice President and Chief Financial Officer